UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Norfolk Southern Corporation

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On April 11, 2024, Norfolk Southern Corporation (“NSC”) updated its website www.VoteNorfolkSouthern.com, which contains information relating to NSC’s 2024 Annual Meeting of Shareholders, to include three videos. A copy of the transcript for each video can be found below and may be used in whole or in part in additional communications by the Company:

Jennifer Scanlon Video

Jennifer Scanlon

I’m Jennifer Scanlon, and I’m on the board of directors of Norfolk Southern Corporation, and I’m the incoming chair of [the] governance and nominating committee.

I was President and CEO of USG Corporation, the inventors of sheetrock and a large customer of the railroads.

I think it’s extremely important for the board to represent all of the various perspectives and potential constituents who need to be involved in running the very complex operations of a railroad.

We look at background, what type of leadership and operational skills, we look at all of the elements around the customer perspective, around the sustainability perspective, around the financial perspective, to address employees, shareholders and stakeholders.

You need people who’ve got a full breadth of understanding of all of the multi-dimensional areas that a board must hold management accountable for. We bring together a board with an eye toward refreshment to ensure that we stay current.

We have attracted and recruited six new board members in the last five years.

We brought in Jack Huffard for his expertise in cybersecurity.

We brought in Admiral Phil Davidson because of his background as a leader in nuclear submarines, and certainly with a depth of understanding of complex logistics.

We brought in Francesca DeBiase because as the former Head of Global Supply Chain for McDonald’s, one of the most complex supply chains out there, she also understood sustainability.

We engaged very constructively with Ancora as a shareholder, and we worked with them to try to iron out the differences and present a unified path.

Certainly, as a board, we have to listen to the perspectives of all shareholders. We as a board and as a committee felt that it was extremely important to look at the qualifications of any proposed candidate, and we took the time to interview each of the original eight candidates that were put forth, and really probed on their willingness to be an advocate for all shareholders, not just an individual shareholder, as well as their depth of experience in logistics, in safety and in operations.

I fervently believe that Norfolk Southern has the right strategy for its customers and its shareholders, the right leadership team to execute that strategy and the right board of directors with the breadth of experience to oversee and hold the team accountable for fulfilling their commitments and achieving that strategy.

Jack Huffard Video

Jack Huffard

My name is Jack Huffard, and I’m a member of Norfolk Southern railroad’s board.

I’m a member of the finance [and] risk management committee, as well as the compensation committee.

I’ve been in the technology industry for the last 25 years. I co-founded and helped grow a market-leading cybersecurity software company.

In 2020, I was appointed by the President to the National Security and Telecommunications Advisory Council.

I would say cybersecurity is important to every company, whether you’re big or small. But the railroad is extremely important, not only to our operations, but to the U.S. supply chain.

So, at the very highest level, the financial [and] risk management committee is responsible for identifying both the financial and non-financial risks to the company. At a deeper level, we look at the capital infrastructure for the business to ensure that we have the adequate capital because it’s a very capital-intensive business, that we have the appropriate capital to support our operations, but also to return capital to shareholders at the appropriate time.

In addition to that, we have deeper oversight of the enterprise risk management program here. And what that means is that we have oversight of all of the things that are strategic, operational, technical risk to the company, and we have deep insight into the technology that we deploy at Norfolk Southern. And that’s an area that is a very big part of our enterprise risk management program.

We have a fabulous set of skills on the NS board for both IT resiliency and recovery across public, private and nonprofit organizations. We have spent a lot of time looking at our processes and procedures.

In 2023, we’ve made significant progress in either extending what we’re doing, or actually adding things that are new, from doing cybersecurity tabletops and building crisis management playbooks to getting third parties to do IT resiliency. We’re doing also cybersecurity third party audits.

And that’s really important for the railroad industry. We’re considered critical infrastructure. You know, when you have a very physical-oriented company, but also driven by a lot of technology, I would say that we get a lot of enterprise risk management program updates from management, and then we sit down and we talk about the most critical areas that we need to cover, and implement those with the management team and take oversight and follow them to fruition.

The near term for us is to understand, in financial terms, the best way to have the capital budgets to do the things that we need to do to run a safe railroad, to run a productive railroad.

For the long-term, I think our job is to look for opportunities for productivity, whether it’s technology, whether it’s talent, whether it is partnerships that we can do with other industries, or even with other railroads, is an important piece that plays into our long-term strategy.

Norfolk Southern has a world-class board and management team in place today to help us meet our strategic objectives from now, and into the future.

Amy Miles Video

Amy Miles

My name is Amy Miles, and I am the independent chair of Norfolk Southern.

NS was such an exciting opportunity for me when I first heard about it. When you think about the impact that NS has on the nation and the economy, it’s always been an honor to me to serve on the Board of Norfolk Southern.

I’m a former CEO. I’m a former CFO, and I serve on other large public company boards. And that has just been very informative as I serve as the chair for Norfolk Southern, having that outside perspective that I can bring.

A successful board functions as a high performing team, and so the best way that we can do that is to continue to refresh the board. And so, we’re always looking for diversity of perspective. So, how can we bring in new members that can complement the skills of the existing members of the board?

And when you do that, what happens in the dialogue in the boardroom all of a sudden becomes very productive.

So as part of my day-to-day responsibilities, I obviously have that oversight responsibility for the board to make sure that we are covering and spending time on areas that are important to the company.

So, think strategy, talent, risk. I have to make sure that we are allocating adequate time and resources to these key areas.

As we were listening to our shareholders, their concern over precision scheduled railroading at Norfolk Southern was often discussed. And so, a swift hiring of John Orr was not only due to our own assessment, but it was from feedback from large shareholders, and we value that feedback.

As we look at our shareholders and we see the performance in our total shareholder return for a year, we look to see: how did our shareholders fare?

And with results of East Palestine, obviously, the shareholders took an impact, just like the company took an impact.

So, we acted swiftly and decided that for the executive team, there would be no annual bonus this year. And that’s, from our perspective, one of the ways that we can hold the team accountable for results.

I would say maybe one of my proudest moments, though, probably was our response to East Palestine. It was so difficult, and so devastating, but to see that the way that the team came to the board and immediately said, ‘we’re going to make things right,’ and safety was a big part of that.

And so, we brought in experts from a safety perspective, ANS, to take a look at our practices and culture. They come from the nuclear Navy, so they weren’t part of the rail industry, they were outside of the rail industry. But again, we wanted that fresh perspective.

We made changes, we promoted a new VP of Safety to have greater oversight and executed a six-point safety plan. And we’re seeing the results. We had one of the best safety records in the Class I rails this year, with our mainline accidents down just under 40%.

And Norfolk Southern is going to be stronger because of this event, and safer because of the event of East Palestine, and a lot of that credit is due to our executive team and the leadership that they’ve shown.

And as I think about my own experience as CEO, and my experience on other boards, where you have oversight of CEOs, a CEO that has the opportunity to prove that they can handle a crisis, and handle it well, can just become such an asset for an organization. And with Alan at the helm, I just have immense confidence in this team.

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Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.